ADDENDUM TO INVESTMENT ADVISORY AGREEMENT
FISCAL YEAR-END 09/30/2007
Calvert Social Investment Fund
Calvert World Values Fund, Inc.
The Calvert Fund
Calvert Cash Reserves
Calvert Social Index Series, Inc.
Calvert Impact Fund, Inc.

Calvert Asset Management Company, Inc. (CAMCO), as investment advisor to the above-referenced registered investment companies (Funds), hereby agrees with the respective Funds to limit the net annual operating expenses of the Funds, as follows through the period ended January 31, 2009. Figures are expressed as a percentage of average annual net assets. For the purposes of this expense limit, operating expenses do not include interest expense, brokerage commissions, extraordinary expenses, performance fee adjustments, and taxes. To the extent any expense offset arrangement reduces Fund expenses, CAMCO's obligation under this agreement is reduced and CAMCO shall also benefit from the expense offset arrangement. This expense limitation does not limit the acquired fund fees and expenses incurred by a shareholder.
	Single Class	Class A	Class B	Class C	Class I	Class R
Calvert Social Investment Fund*
Money Market Portfolio	0.875%	--	--	--	--	--
Balanced Portfolio	--	--	--	--	0.72%	--
Equity Portfolio	--	--	--	--	--	--
Bond Portfolio	--	--	--	--	--	--
Enhanced Equity Portfolio	--	--	--	--	0.81%	--
Calvert Conservative Allocation Fund	--	.44%	--	2.00%	--	--
Calvert Moderate Allocation Fund	--	.80%	--	2.00%	--	--
Calvert Aggressive Allocation Fund	--	.43%	--	2.00%	--	--

Calvert World Values Fund*
International Equity Fund	--	--	--	--	1.10%	--
Calvert Capital Accumulation Fund	--	--	--	--	0.86%	--
Calvert International Opportunities Fund	--	1.66%	--	2.50%	1.20%	--

The Calvert Fund*
Calvert Income Fund	--	--	--	--	--	1.47%
Calvert Short Duration Income Fund	--	1.08%	--	--	0.75%	--
Calvert Long- Term Income Fund	--	1.25%	--	--	--	--
Calvert New Vision Small Cap Fund	--	--	--	--	0.92%	--
Calvert Ultra-Short Floating Income Fund	--	0.89%	--	--	--	--

Calvert Cash Reserves*
Institutional Prime	--	--	--	--	--	--

Calvert Social Index Series, Inc.*
Calvert Social Index Fund^	--	0.75%	1.75%	1.75%	0.21%	--

Calvert Impact Fund, Inc.*
Calvert Large Cap Growth Fund	--	1.50%	2.50%	2.50%	0.90%	--
Calvert Small Cap Value Fund	--	1.69%	--	2.69%	0.92%	--
Calvert Mid Cap Value Fund	--	1.59%	--	2.59%	0.86%	--
Calvert Global Alternative Energy Fund	--	1.85%	--	2.85%	1.40%	--

*For the above-referenced registered investment companies	For Calvert Asset Management Company, Inc.

BY: /s/William M. Tartikoff	BY: /s/Ronald M. Wolfsheimer	Date: January 28, 2008
William M. Tartikoff Vice President	Ronald M. Wolfsheimer Chief Financial Officer and Senior Vice President

^      CAMCO has further agreed to limit the annual operating expenses of Calvert Social Index Fund Class I to 0.21% through January 31, 2016.